FOR RELEASE                                   CONTACT:  Chris Morris
July 24, 2007                                           Executive Vice President
3:05 p.m. Central Time                                  Chief Financial Officer
                                                        (972) 258-4525


                         CEC ENTERTAINMENT, INC. REPORTS
                             SECOND QUARTER EARNINGS

IRVING, TEXAS - CEC Entertainment, Inc. (NYSE:"CEC") today announced earnings for the second quarter ended July 1, 2007.

Revenues for the second quarter of 2007 increased to $179.8 million from $176.2 million in the second quarter of 2006 primarily due to new store development. Comparable store sales declined 1.6% during the second quarter of 2007. Net income in the second quarter of 2007 decreased to $8.5 million from $10.2 million in the same period of 2006. Diluted earnings per share in the second quarter of 2007 decreased to $0.26 per share from $0.30 per share in the second quarter of 2006.

Revenues for the first six months of 2007 increased to $412.7 million from $403.2 million in the first six months of 2006. Net income was $40.6 million in the first six months of 2007 and $39.0 million in the same period of 2006. Diluted earnings per share in the first six months of 2007 were $1.22 per share compared to $1.15 per share in the first six months of 2006.

Richard M. Frank, Chairman and Chief Executive Officer, stated that, "We believe sales and operating results in the second quarter were negatively impacted by pressures on consumer disposable income and significant increases in competition from family movies during the quarter. Although disappointed by the sales trends during the second quarter, we continue to believe our strategies will positively impact sales and earnings and over the long-term will deliver an excellent experience for our guests and solid performance for our shareholders."

Based on current estimates, the Company expects diluted earnings per share to range from $1.96 to $2.04 per share for the 2007 fiscal year. Estimates for fiscal year 2007 assume comparable store sales in a range of negative 1% to flat, 10 new restaurant openings and capital expenditures of approximately $100 million to $105 million. Diluted earnings per share are expected to range from $0.46 to $0.52 per share for the third quarter of 2007 with comparable store sales in a range of negative 2% to flat.

The Company's management will discuss the results for the second quarter on a conference call and simultaneous webcast on July 24, 2007 at 3:30 p.m. Central Time. The webcast can be accessed through the Company's website at www.chuckecheese.com.

Certain statements in this press release, other than historical information, may be considered forward-looking statements, within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, and are subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on CEC's operating results, performance or financial condition are its ability to implement its growth strategies; national, regional and local economic conditions affecting the restaurant/entertainment industry; competition within each of the restaurant and entertainment industries; success of its franchise operations; negative publicity; health epidemics or pandemics; acts of God;

terrorists acts; litigation; demographic trends; fluctuations in quarterly results of operations, including seasonality; government regulations; weather; school holidays; increased commodity, utility, insurance, advertising and labor costs.

CEC Entertainment, Inc. operates a system of 531 Chuck E. Cheese's restaurants in 48 states, of which 487 are owned and operated by the Company.

                                       # # #

                                          CEC ENTERTAINMENT, INC.
                               CONDENSED CONSOLIDATED RESULTS OF OPERATIONS
                                    (Thousands, except per share data)


                                                       Quarter Ended                Year to Date Ended
                                                 07/01/07        07/02/06        07/01/07        07/02/06
                                                ---------       ---------       ---------       ---------
Revenues:
   Food and beverage                            $ 110,940       $ 110,283       $ 254,946       $ 258,883
   Games and merchandise                           68,234          65,138         156,270         142,644
   Franchise fees and royalties                       645             747           1,501           1,631
   Interest income                                      5              11               6              13
                                                ---------       ---------       ---------       ---------
                                                  179,824         176,179         412,723         403,171
                                                ---------       ---------       ---------       ---------
Costs and expenses:
   Cost of sales:
      Food, beverage and related supplies          21,261          20,533          47,830          47,955
      Games and merchandise                         7,925           7,875          17,610          17,937
      Labor                                        51,474          50,866         109,708         110,492
   Selling, general and
      administrative expenses                      25,867          25,729          55,561          54,212
   Depreciation and amortization                   17,601          16,145          34,707          32,064
   Interest expense                                 2,850           2,340           5,622           4,133
   Other operating expenses                        39,148          36,115          76,509          72,725
                                                ---------       ---------       ---------       ---------
                                                  166,126         159,603         347,547         339,518
                                                ---------       ---------       ---------       ---------

Income before income taxes                         13,698          16,576          65,176          63,653

Income taxes                                        5,150           6,417          24,608          24,641
                                                ---------       ---------       ---------       ---------
Net income                                      $   8,548       $  10,159       $  40,568       $  39,012
                                                =========       =========       =========       =========

Earnings per share:
   Basic                                        $     .27       $     .31       $    1.26       $    1.18
   Diluted                                      $     .26       $     .30       $    1.22       $    1.15

Weighted average shares outstanding:
   Basic                                           32,020          32,745          32,093          33,182
   Diluted                                         33,003          33,546          33,356          34,038



                                          CEC ENTERTAINMENT, INC.
                                   CONDENSED CONSOLIDATED BALANCE SHEETS
                                     (Thousands, except share amounts)

                                                                              July 1,        December 31,
                                                                               2007              2006
                                                                             ---------       ------------
ASSETS

Current assets:
   Cash and cash equivalents..........................................       $  12,157         $  18,308
   Accounts receivable, net...........................................          13,005            17,556
   Inventories........................................................          15,119            18,296
   Prepaid expenses...................................................           9,200             8,210
   Deferred tax asset.................................................           2,394             2,394
                                                                             ---------         ---------
      Total current assets............................................          51,875            64,764
                                                                             ---------         ---------

Property and equipment, net...........................................         663,619           637,560
                                                                             ---------         ---------

Other assets .........................................................           1,885             1,861
                                                                             ---------         ---------
                                                                             $ 717,379         $ 704,185
                                                                             =========         =========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
   Current portion of long-term debt..................................       $     724         $     693
   Accounts payable...................................................          33,766            33,430
   Accrued liabilities................................................          47,450            40,680
                                                                             ---------         ---------
      Total current liabilities.......................................          81,940            74,803
                                                                             ---------         ---------

Long-term debt, less current portion..................................         181,609           181,088
                                                                             ---------         ---------

Deferred rent.........................................................          71,254            68,449
                                                                             ---------         ---------

Deferred tax liability................................................           6,571            12,056
                                                                             ---------         ---------

Accrued insurance ....................................................           7,883             8,583
                                                                             ---------         ---------

Other liabilities ....................................................           4,854                 0
                                                                             ---------         ---------

Shareholders' equity:
   Common stock, $.10 par value; authorized 100,000,000 shares;
      58,536,253 and 56,619,300 shares issued, respectively ..........           5,854             5,662
   Capital in excess of par value.....................................         366,818           325,212
   Retained earnings .................................................         569,373           531,435
   Accumulated other comprehensive income ............................           4,172             2,368
   Less treasury shares of 26,318,285
      and 24,359,450, respectively, at cost...........................        (582,949)         (505,471)
                                                                             ---------         ---------
                                                                               363,268           359,206
                                                                             ---------         ---------
                                                                             $ 717,379         $ 704,185
                                                                             =========         =========


                             CEC ENTERTAINMENT, INC.
                       SUPPLEMENTAL FINANCIAL INFORMATION
                                   (Thousands)


                                        Quarter Ended        Year to Date Ended
                                    07/01/07    07/02/06    07/01/07    07/02/06
                                    --------    --------    --------    --------

Number of Company-owned stores:
   Beginning of period                 485         477         484         475
   New                                   4                       7           3
   Closed                               (2)         (1)         (4)         (2)
                                      ----        ----        ----        ----
   End of period                       487         476         487         476


Number of franchise stores:
   Beginning of period                  45          45          45          44
   New                                                                       1
   Closed                               (1)                     (1)
                                      ----        ----        ----        ----
   End of period                        44          45          44          45